Exhibit 10.5

Retention Award for Sandy Pierce Restricted Stock Unit (RSU) - Key Terms & Conditions(1) 2015 Long-Term Incentive Plan
Grant Type	Equivalent of full-value shares with a time-lapse (service) restriction - settled in shares of HBI stock.
Vesting Schedule	1/3 of the RSUs will vest on each of the first three anniversaries of the Grant Date, as long as you are continuously employed at the time of each vesting date.
Deferred Settlement
Notwithstanding any earlier vesting, vested RSUs will be transferred to participant’s Executive Deferred Compensation Account and settled upon a “separation of service”, subject to the 6-month delay under IRC Section 409A, if applicable.

Grant Date	August 16, 2016
Grant Price	Fair Market Value defined as closing price of HBI stock as quoted on NASDAQ on the Effective Date.
Dividends	Dividends will be accumulated and reinvested in the form of additional RSUs, and will be settled as described above once the underlying shares have vested.
Voluntary Termination of Employment	Unvested RSUs and accumulated dividends in the form of RSUs are forfeited upon termination (except in the case of retirement, see below).
Involuntary Termination of Employment for Cause(2)	Unvested RSUs and accumulated dividends in the form of RSUs are forfeited upon termination.
Involuntary Termination of Employment Not for Cause
Restrictions will lapse and unvested RSUs and accumulated dividends in the form of RSUs will accelerate and be settled as described above, as long as the date of the termination is at least 6 months after the grant date

Termination Due to Retirement
Age 55 with 10 years of service at the time of Retirement:  Prorated number of unvested RSUs and accumulated dividends in the form of RSUs will be vested and be settled as described above, based on the time period from grant date to retirement date as long as the retirement date is at least 6 months after the grant date.
Age 59 ½ with 4 years of service at the time of Retirement:   Restrictions will lapse and unvested RSUs and accumulated dividends in the form of RSUs will accelerate and be settled as described above, as long as the retirement date is at least 6 months after the grant date

Termination Due to Disability or Death
Restrictions will lapse and unvested RSUs and accumulated dividends in the form of RSUs will accelerate and be settled as described above, as long as the date of the termination due to disability or death is at least 6 months after the grant date. In the event of death, shares will be released to a designated beneficiary (if filed with the Compensation department) or to the deceased’s estate.

Change in Control (HBAN)
Restrictions will lapse and unvested RSUs and accumulated dividends in the form of RSUs will accelerate and be settled as described above, as long as the date of the event is at least 6 months after the grant date and within 12 months after a Change in Control where the Participant’s service has been terminated by the Corporation (provided that such termination is for a reason other than for Cause).

Award Agreement
Provides the terms and conditions of the RSU grant, including terms related to non-solicitation and confidentiality, as well as a non-competition provision for retirees in limited circumstances (see “Retirement” for age 59 ½ and 4 years of service above), which must be accepted by the date specified in the Award Agreement. If not accepted by this date, the shares related to the RSU award will be cancelled.

(1)Terms and conditions of this grant will be governed under the 2015 Long-Term Incentive Plan and the award agreement in respect thereof. If any inconsistencies arise between the description above and the Plan or Award Agreement, and with respect to terms not addressed above, the Plan and Award Agreement will control.

(2)Cause is defined under the 2015 Long-Term Incentive Plan.

If the participant’s employment terminates due to Death, Disability or Involuntary Termination Not for Cause during the 6 month period following the Grant Date, the award will be forfeited in full and the Grant Date value of the award will be credited to the participant’s account under a deferred compensation plan maintained by Huntington.